EXHIBIT 10(am)


                  In The Circuit Court of Cook County, Illinois
                       County Department, Chancery Division


Peter Halmos,                                )
Cherry & Flynn                               )
Illinois law partnership,                    )
Myron M. Cherry, P.C.                        )
an Illinois professional corporation,        )
and Myron M. Cherry,                         )
an Illinois resident, and                    )
Creditline Corporation,                      )
                                             )
                  Plaintiffs,                )
                                             )
           v.                                )  No. 93 CH 4807
                                             )
Safecard Services, Inc.,                     )  Jury trial demanded
a corporation doing business in Illinois     )  on all issues so
                                             )  triable
and William T. Bacon, Jr.,                   )
an Illinois resident,                        )
                                             )
                  Defendants.                )



                                Amended Complaint
                                -----------------

              Plaintiffs Peter Halmos, Cherry & Flynn, an Illinois law partnership, Myron M. Cherry, P.C., an Illinois professional corporation, Myron M. Cherry, an Illinois resident, and CreditLine Corporation, a corporation doing business in Illinois, complain of defendants SafeCard Services, Inc., a corporation doing business in Illinois, and William T. Bacon, Jr., an Illinois resident, as follows:

                          Parties, Jurisdiction and Venue
                          -------------------------------

              1. Plaintiff Peter Halmos ("Halmos") and his brother Steven founded SafeCard Services, Inc. ("SafeCard") in 1969. Halmos became its Chief Executive Officer, the Chairman of its Board of Directors, and a Director. Halmos, a resident of Florida, conducts substantial business in Illinois and keeps many business-related documents in Illinois.

              2. Plaintiff Cherry & Flynn ("C&F") is an Illinois law partnership. Plaintiff Myron M. Cherry, P.C., an Illinois professional corporation wholly owned by plaintiff Myron
M. Cherry ("Cherry"), an Illinois resident and member of the Illinois Bar, is a partner in C&F. Since March 1991 Cherry and C&F have served as Halmos' personal counsel, and incident thereto have rendered services to SafeCard from Illinois.

              3.     Plaintiff CreditLine Corporation ("CLC"), a
Wyoming corporation, was organized by Halmos in 1987. CLC provides credit report information and related counseling and other services to consumers in Illinois and elsewhere.

              4. Defendant SafeCard, a Delaware corporation whose principal place of business was in Florida from 1969 until late 1992 and is now in Wyoming, is engaged in creating, operating, and marketing credit card enhancement and protection services such as "HotLine," whereby Illinois residents and other subscribers can register their credit card numbers and similar data with SafeCard, which if the subscriber's credit cards are lost or stolen will notify the card issuers to cancel the cards and issue new ones.

              5.     SafeCard is subject to this Court's
jurisdiction pursuant to 735 ILCS 5/2-209(a)(1), (2), and (7) and 735 ILCS 5/2-209(b)(4) (Ill. Rev. Stats., ch. 110, section
2-209(a)(1), (2), and (7) and 2-209(b)(4)).  SafeCard is and at all
relevant times has been doing business in Illinois, including but not limited to the following:

              a. On an annual basis since approximately 1978, SafeCard has used Chicago, Illinois as the location from which it mails millions of (up to 100 million) pieces per year of advertising and promotional literature for its products and services;

              b.     SafeCard's March 10, 1992 and April 8, 1993
Annual Meetings, and many of its Directors' meetings relevant to this Complaint, including its November 16, 1992 Directors' meeting, were held in Cook County, Illinois;

              c. SafeCard contracts and does business with credit card issuers located in Illinois and in Cook County, including Marshall Field & Co., Sears Roebuck & Co., and Spiegel's, and in connection with its business has maintained and on information and belief now maintains bank accounts in Illinois;

              d. SafeCard's public offering of stock has been conducted and underwritten by Bacon, Whipple & Co. in Chicago, Illinois; and

              e. SafeCard has solicited and received investment banking and other advice from Bacon, Whipple & Co. and defendant Bacon, located in Chicago, Illinois (including when SafeCard agreed to acquire CCC Information Systems, Inc., then located in Chicago, Illinois).


       6. As is more fully set forth in this Complaint, SafeCard is and has been transacting business in Illinois, has committed tortious acts in Illinois for which this Complaint seeks redress, and has made contracts and promises substantially connected with Illinois of which this Complaint seeks performance and/or redress for breach.

       7.     Defendant William T. Bacon, Jr. has been a SafeCard
Director since 1977. Bacon is the only current SafeCard Director who was in office throughout the events covered by this Complaint and by defendants' wrongful conduct described herein.

       8. Bacon is subject to this Court's jurisdiction pursuant to 735 ILCS 5/2-209(a)(1) and (2) and 735 ILCS 5/2-209(b)(2) and (4) (Ill. Rev. Stats., ch. 110, section
2-209(a)(1) and (2) and 2-209(b)(2) and (4)).  Bacon is and for
many years has been a resident of Illinois; he is and for many years has been doing and transacting business in Chicago, Illinois, where he is associated with Bacon, Whipple, a Division of Stifel, Nicolaus & Co., an Illinois investment banking firm; he has attended numerous SafeCard Directors' and shareholders' meetings in Cook County, Illinois; he has conducted SafeCard investment meetings with SafeCard shareholders and analysts in Illinois, including in Cook County; and he has committed tortious acts in Illinois for which this Complaint seeks redress.

       9. Venue is properly laid in this Court pursuant to 735 ILCS 5/2-101(1) and (2) and 735 ILCS 5/2-102(a) (Ill. Rev. Stats.,
ch. 110, section 2-101(1) and (2) and 2-102(a)). SafeCard is a resident of Cook County for venue purposes. Many of the transactions out of which plaintiffs' causes of action set forth in this Complaint arose occurred in whole or in part in Cook County.

                          Causes of Action Alleged
                          ------------------------

                                  Count I
                           (For Indemnification)
                           ---------------------

       10. Halmos incorporates by reference paragraphs 1-9 above as though fully set forth herein.

       11. The written By-Laws and Articles of Incorporation of SafeCard require SafeCard to indemnify and to advance expenses to its officers and directors to the fullest extent permitted by law, and permit SafeCard to indemnify employees and agents "similarly" at the discretion of the Board. Copies of said By-Laws and Articles are attached to the original complaint herein.

       12. On or about July 1, 1988, SafeCard's Board of Directors, for valuable and sufficient consideration, including for the purpose of inducing Halmos to resume a more active role in SafeCard's affairs, promised, agreed, and undertook to provide Halmos with indemnity to the greatest extent permitted by law for all past and future damage, expense, and harm suffered by Halmos as a result of his association with SafeCard. On or about that time, SafeCard's Board, through its outside counsel, further agreed, promised, and undertook that SafeCard would do "everything" to "make [Halmos] whole," and to compensate him fully for all of the expense, harm, and damage to his personal and business reputation and career he had incurred or might incur in the future as a result of his association with SafeCard "as long as it is legal." As described hereinafter, including in paragraphs 14 and 15, those SafeCard promises were confirmed by SafeCard in writing.

       13. As a result of and in reliance on those promises, Halmos - who had previously announced his intention to phase himself out of SafeCard to pursue other business interests - resumed an active day-to-day supervisory management role in SafeCard's affairs, as requested by SafeCard. Without the aforementioned SafeCard indemnification promises, Halmos would not have done so.

       14. In September 1988 SafeCard stated in writing that it had "agreed to indemnify . . . Peter Halmos with regard to [his] relationship with SafeCard to the fullest extent . . . permitted" by "applicable law."

       15. In January 1989 SafeCard further stated in writing that it had agreed to provide "indemnification" to Halmos "to the maximum extent permitted by law."

       16. Copies of the aforementioned writings are submitted herewith as Exhibits N and O.

       17. Halmos has sustained loss and damage as a result of his association with SafeCard. Included among such are the following.

       18. In October 1988 Halmos and SafeCard learned that for several months Ernest A. Varvoutis III, an accountant SafeCard had participated in hiring, had been engaged in a lengthy series of surreptitious copying and thefts of SafeCard records and of Halmos' personal financial documents. Varvoutis, an IRS-controlled informant, had been prompted to steal those documents and to deliver them to agents of the IRS as a result of Halmos' association with SafeCard, including among other things by media attacks on Halmos and his role at SafeCard resulting from an Amex cancellation of a SafeCard contract, Grant Thornton's departure as SafeCard's auditors, and SEC investigations of SafeCard.


       19. Among the documents taken by Varvoutis was a copy of the first page of SafeCard's 1987 tax return, which SafeCard's accounting staff had prepared and filed. Varvoutis surreptitiously delivered that document to an IRS agent (and former SafeCard employee), stating that SafeCard's return showed that "Halmos is understating income by $14 million."

       20. Unknown to Halmos, who signed it on SafeCard's behalf, SafeCard's 1987 tax return, which was prepared by a SafeCard employee who was formerly an IRS agent, did contain an error of approximately $14 million. The error was due to improper deductions by SafeCard employees for certain future expenses, which resulted from the improper use, contrary to established SafeCard accounting policies, of months-old estimates rather than up-to-date actual information. SafeCard's Chief Financial Officer and its outside tax accountants did not detect the error before SafeCard's 1987 tax return was filed.

       21. On October 14, 1988 agents of the IRS obtained a search warrant on the basis of information provided by Varvoutis and on the basis of newspaper articles referring to Grant Thornton's "resignation" as SafeCard auditors, IRS agents raided SafeCard's offices, took large amounts of financial documents and information, and commenced a criminal tax investigation aimed at Halmos personally, as a result of Halmos' association with SafeCard.

       22. During the pendency of the IRS criminal tax investigation which resulted from Halmos' association with SafeCard, SafeCard, through its outside counsel, told Halmos that advancing Halmos' expenses resulting from Varvoutis' conduct and from the IRS investigation during the pendency of that IRS investigation would "look bad," and advised and requested that Halmos not seek indemnification from SafeCard until the IRS investigation was finally resolved, at which time he should seek and SafeCard would provide full indemnification for that and all other matters for which Halmos was entitled to indemnification. Relying on this SafeCard advice, request, and representation, Halmos agreed to and did do so.

       23. In January 1989 SafeCard, having discovered the 1987 tax return error described in paragraph 20 above, filed an amended return and paid $6 million in taxes. Contemporaneously, but for entirely unrelated reasons, SafeCard asked the IRS to approve changes in its tax accounting, from methods used by its then-tax accountants to methods preferred by tax counsel at SafeCard's outside counsel. Both the tax payment and the accounting change were widely and falsely portrayed in The Wall Street Journal, Barron's, and other media as the result of questionable SafeCard accounting practices for which Halmos was falsely blamed as a result of his association with SafeCard.



       24. SafeCard specifically refrained from correcting the false accusations against Halmos described in paragraph 23 above in order to protect SafeCard's own reputation, thus further damaging
Halmos as a result of his association with SafeCard.

       25. In March 1989, the combination of SafeCard's amended 1987 tax return, the "resignation" of SafeCard's auditors Grant Thornton, the 1987 cancellation of the SafeCard-Amex contract, and the criminal tax investigation aimed at Halmos personally, led to the filing of a class-action suit, Wolfe, et al. v. SafeCard Services, Inc., et al., Case No. 89-6198 Gonzalez-CIV (S.D. Fla.) ("the Wolfe case"), in which Halmos was named as a defendant as a result of his association with SafeCard. This action spawned a further barrage of media attacks in which Halmos, as a result of his association with SafeCard, was personally blamed for the events giving rise to that suit.

       26. Halmos undertook the burden of defending the Wolfe case on behalf of SafeCard as well as himself. In March 1991 Halmos hired plaintiffs Cherry and C&F to represent Halmos and the SafeCard Directors in that suit. With the cooperation of SafeCard and its outside counsel - Fried, Frank, Harris, Shriver and Jacobson ("Fried, Frank") - C&F conducted an extensive investigation for the purpose of disclosing the facts to the Wolfe plaintiffs' counsel in order to end that litigation, met extensively with the Wolfe plaintiffs' counsel for several months, and successfully persuaded the Wolfe plaintiffs and their counsel to dismiss the Wolfe case as groundless. In September 1991 that suit was dismissed with prejudice on the Wolfe plaintiffs' motion.

       27. On November 10, 1992 the criminal tax investigation aimed at Halmos was formally closed with no finding of any wrongdoing and no charges having been brought.

       28. In compliance with and in reliance upon SafeCard's request through outside counsel that he refrain from demanding that SafeCard honor its indemnity promises, inducements, and representations until after the successful conclusion of the IRS criminal investigation, promptly after the November 10, 1992 conclusion of that IRS investigation Halmos called upon SafeCard to honor its written promises of indemnification.

       29. Halmos presented demands for indemnification to SafeCard's Board of Directors and to its outside counsel on or about November 16 to 18, 1992, in Chicago, Illinois. In those demands, Halmos demanded that he be indemnified for the expenses, damage, and harm suffered by him as a result of his association with SafeCard in connection with:

              a. Varvoutis' wrongful activities, which resulted from Halmos' association with SafeCard;



              b.     Halmos, et al. v. Varvoutis, et al., No.
92-6336-CIV (S.D. Fla.), a suit against Varvoutis and his former employer which resulted from Halmos' association with SafeCard;

              c. The IRS criminal tax investigation which suit resulted from Halmos' association with SafeCard;

              d.     Halmos, et al. v. Long, et al., No.
92-7024-CIV (S.D. Fla.), a suit against the IRS agents who had controlled Varvoutis' thefts and raided SafeCard's and Halmos' offices, which resulted from Halmos' association with SafeCard;

              e.     Other expenses arising out of Halmos'
association with SafeCard, including in defending against the attacks of SafeCard shareholders, including litigation in which SafeCard was a party plaintiff against a SafeCard shareholder by the name of Lennane and a potential proxy fight for control of SafeCard;

              f.     Florida taxes and audit and litigation
expenses incurred in connection therewith relating to SafeCard's headquarters building in Florida, arising out of Halmos' association with SafeCard and his lease to SafeCard of said headquarters;

              g.     Damage to Halmos' reputation and career
arising from the above acts and omissions of SafeCard and its employees for which Halmos was blamed as a result of his association with SafeCard but which he did not cause, and for a continuing stigma arising out of and as a result of his association with SafeCard.

       30. Halmos made further demands that SafeCard indemnify him for the foregoing on subsequent occasions, including on November 22 and November 24, 1992. That demand is reflected in writing in SafeCard's Board of Directors minutes of November 24, 1992. Halmos also made such demands on November 25, 1992, on December 6, 1992 and during 1993. On or about June 18, 1993, Halmos also demanded that SafeCard indemnify, reimburse, and compensate him for the expenses, damage, and harm suffered by him in connection with three lawsuits filed by SafeCard against Halmos and his counsel in Wyoming, two of which lawsuits have already been dismissed, and also in connection with the instant litigation filed in Illinois, all of which arose as a result of his association with SafeCard. All of those lawsuits allege causes of action by or against SafeCard on the one hand and Halmos on the other arising out of Halmos' relationship with SafeCard.

       31. The matters and amounts for which Halmos sought and herein seeks indemnification arose by reason of Halmos' association with SafeCard and were actually and reasonably incurred by him. They were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interests of SafeCard.
   32. In making his demands for indemnification, Halmos provided specific information to SafeCard concerning the amounts expended, the losses suffered, and the circumstances for which indemnification was being sought.

       33. Halmos has duly kept and performed all acts and things required by his indemnification agreement to be kept and performed on his part.

       34. Consequently, it has become the duty of SafeCard to indemnify Halmos for the above matters.

       35. Though repeatedly requested so to do, SafeCard has failed and refused, and still fails and refuses, to pay Halmos any indemnification.

       36. The indemnification sought by Mr. Halmos is permitted, and in part required, to be provided by SafeCard under section 145 of the Delaware Corporation Law and is required to be provided by SafeCard under the agreements of SafeCard acknowledged in writing by SafeCard and described hereinabove "to the maximum extent permitted by law."

       37. In connection with Varvoutis' wrongful activities and the four-year-long criminal IRS investigation of Halmos resulting therefrom, Halmos incurred actual and reasonable expenses, including attorneys' fees, in an amount which has not yet been precisely and fully ascertained but which has aggregated to at least $6,000,000. All of these expenses arose out of and were incurred as a result of Halmos' association with SafeCard, were actually and reasonably incurred, were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interest of SafeCard, and are required to be indemnified by SafeCard pursuant to the indemnification agreements of SafeCard set forth by SafeCard in writing as set forth in paragraphs 11-16 above. These expenses include the expenses associated with Halmos' suit against Varvoutis and Varvoutis' former employer described above, one of whom was an ex-SafeCard employee who not only assisted Varvoutis in the conduct described herein, but also sent anonymous letters to the media discussing the IRS investigation while that investigation was in progress. In connection with this Halmos suit, SafeCard concluded that it was also in SafeCard's best interests to file suit against those persons.

       38. In connection with other litigation which arose out of Halmos' association with SafeCard, including Halmos' defense of SafeCard and himself against the attacks of SafeCard shareholder Lennane, and other SafeCard-related matters, including a potential proxy fight by others for control of SafeCard, Halmos incurred additional actual and reasonable expenses, including attorneys' fees, in an amount which has not yet been precisely and fully ascertained but which exceeds $1,500,000. All of these expenses arose out of and were incurred as a result of Halmos' association with SafeCard, were actually and reasonably incurred, were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interest of SafeCard, and are required to be indemnified by SafeCard pursuant to the indemnification agreement of SafeCard set forth by SafeCard in writing as set forth in paragraphs 11-16 above.

       39. In connection with the sales tax audit and litigation related to SafeCard's headquarters building described at paragraph 20 above, Halmos incurred actual and reasonable expenses, including attorneys' fees, in an amount which has not yet been precisely and fully ascertained but which exceeds his 50% share of $1,300,000, namely $650,000. All of these expenses arose out of and were incurred as a result of Halmos' association with SafeCard, were actually and reasonably incurred, were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interest of SafeCard, and are required to be indemnified by SafeCard pursuant to the indemnification agreement of SafeCard set forth by SafeCard in writing as set forth in paragraphs 11-16 above.

       40. Halmos has not yet been able to calculate with certainty the dollar amount of the additional damage done to him and to his business and to his business and professional reputation for character and integrity and to his career due to his association with SafeCard and the facts complained of herein, and the cost of correcting same, but Halmos is informed and believes, and therefore alleges, that it exceeds the sum of $10,000,000. All of these damages and expenses arose out of and were incurred as a result of Halmos' association with SafeCard, were actually and reasonably incurred, were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interest of SafeCard, and are required to be indemnified by SafeCard pursuant to the indemnification agreement of SafeCard set forth by SafeCard in writing as set forth in paragraphs 11-16 above.

       41. In connection with the litigation in Wyoming and Illinois, Halmos has incurred actual and reasonable expenses, including attorneys' fees, in excess of $350,000. Further such expenses are continuing to be incurred therein. All of these expenses arose out of and were incurred as a result of Halmos' association with SafeCard, were actually and reasonably incurred, were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interest of SafeCard, and required to be indemnified by SafeCard pursuant to the indemnification agreement of SafeCard set forth by SafeCard in writing as set forth in paragraphs 11-16 above.

       42. In connection with each of the lawsuits and events described herein, Halmos is embroiled in litigation and will continue to incur significant expenses, costs and fees, all of which arose out of and were incurred as a result of Halmos' association with SafeCard, were actually and reasonably incurred, were incurred as a result of actions by Halmos taken in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the best interest of SafeCard, and are required to be indemnified by SafeCard pursuant to the indemnification agreement of SafeCard set forth by SafeCard in writing as set forth in paragraphs 11-16 above.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard:

              a. Awarding Halmos damages in an amount to be proved at trial but not less than $20,500,000.00;

              b. Declaring that, pursuant to SafeCard's written promises, representations, charter, and bylaws, and the Delaware indemnification statutes, Halmos' involvement in litigation arising out of his relationship with SafeCard (specifically including, but not limited to, the lawsuits regarding Varvoutis and the wrongful IRS investigation, the instant lawsuit, the Wyoming lawsuits, a contemplated SafeCard proxy fight, and the non-payment by SafeCard of Florida lease taxes) constitute indemnifiable events for which SafeCard must continue to indemnify Halmos for all of his future costs, expenses, fees and other injuries; and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                                  Count II
            (Breach Of First Contract For Incentive Compensation)
           -----------------------------------------------------
       43.    Halmos incorporates by reference paragraphs 1-9 above
as though fully set forth herein.

       44. At its October 27, 1988 Board of Directors meeting, SafeCard agreed, and later confirmed in writing that it had agreed, to pay Halmos, among other things, "incentive compensation." This agreement by SafeCard was entered into for good and valuable consideration, including to induce Halmos to reconsider his decision to disengage from SafeCard and to agree to resume an active day-to-day supervisory role in SafeCard's affairs.

       45. In reliance on that promise of incentive compensation, as SafeCard knew and intended, Halmos agreed to and did resume an active day-to-day supervisory role with SafeCard and Halmos provided numerous hours of personal services to SafeCard.
       46. On or about January 23, 1989 SafeCard confirmed in writing that it had agreed to pay incentive compensation to Peter Halmos in order to obtain his personal services for a term ending at SafeCard's 1990 Annual Meeting. That incentive compensation, SafeCard stated in writing at that time, included:

       "[A]n [i]ncentive compensation component to each of Steven and Peter Halmos designed to give each of them the economic equivalent of the increase, if any, in the market value of 1,950,000 shares of unissued [SafeCard] common stock subsequent to January 25, 1989."

Said SafeCard writing is attached as Exhibit J to the original complaint filed herein. SafeCard made further written statements thereafter admitting the existence of this incentive compensation agreement between it and Halmos, including in its 1988 Annual Report issued by SafeCard on or about January 1989, a copy of which is submitted herewith as Exhibit O.

       47. Halmos performed all of the services required of him by that incentive compensation agreement.

       48. On November 25, 1992 Halmos requested that SafeCard pay him the "economic equivalent" incentive compensation promised to him in writing above.

       49. In violation of its agreement, SafeCard refused and failed to pay Halmos that incentive compensation.

       50. SafeCard contends that it is not required to pay that incentive compensation because the agreement between SafeCard and Halmos resulted from "domination" by Halmos of SafeCard's Board of Directors, and because Halmos allegedly engaged in "insider trading" in SafeCard stock. These contentions were first made by SafeCard in a supposedly "authorized for filing" complaint provided to Halmos by SafeCard on or about April 1993, and are also made by SafeCard in a Wyoming state court lawsuit filed subsequently to the instant action. A copy of the Wyoming state court complaint is submitted herewith as Exhibit P. SafeCard's contentions are false.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard on this Count:

              a. Awarding Halmos judgment for $15,600,000, the net increase in the value of 1,950,000 shares of SafeCard common stock since January 25, 1989, together with interest thereon to the date of judgment herein; and

              b. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.



                             Count III
                       (For Breach Of Second
                Contract For Incentive Compensation
          For The Period From October 1990 To March 1992)
          -----------------------------------------------

       51.    Halmos incorporates by reference paragraphs 1-9 &
43-47 above as though fully set forth herein.

       52. The incentive compensation agreement of SafeCard set forth in the preceding Count was entered into by SafeCard for the purpose of obtaining the personal services of Halmos.

       53. By agreement with SafeCard, which agreement SafeCard acknowledged in writing, these services of Halmos were provided pursuant to an agreement (hereinafter the "1989 Management Agreement") that SafeCard simultaneously made and entered into for good and valuable consideration with Halmos and Company, Inc. ("HCI"), subsequently known as High Plains Capital Corporation ("HPCC"), a corporation owned by Halmos and his brother Steven. On or about January 1989, at the same time as SafeCard confirmed in writing that it had agreed to pay to Halmos the incentive compensation set in the preceding Count, SafeCard stated in writing that it had entered into that 1989 Management Agreement. In that writing, a copy of which is submitted herewith as Exhibit O, SafeCard stated in writing that:

             In January 1989, the Board of Directors and HCI reached a verbal agreement on the substantive terms of a new management agreement. The agreement expires in 1990 . . . .  The agreement provides for an
             incentive compensation component which will be designed to compensate each of Peter and Steven J. Halmos by the economic equivalent of the increase, if any, in the fair market value of 1.95 million unissued shares of Company common stock subsequent to January 25, 1989. The agreement also provides for indemnification to the maximum extent permitted by law.

       54. The 1989 Management Agreement with HCI was entered into by SafeCard for the benefit inter alia of Halmos, as well as SafeCard and HCI. Halmos was a party thereto. In the alternative, Halmos was a direct and an intended third-party beneficiary thereof and was expressly identified as such therein. Halmos and HCI did all that was required of them pursuant to the agreement, whereupon Halmos became and was entitled to the benefits of the contract in his behalf made.

       55. By its terms, and as SafeCard stated in writing, the 1989 Management Agreement between the parties expired on October
12, 1990, the date of SafeCard's 1990 Annual Meeting.


       56. On or about February 1990, SafeCard confirmed in writing that the 1989 Management Agreement would by its terms be in effect only until SafeCard's 1990 Annual Meeting. One such written statement by SafeCard is contained in SafeCard's 1989 Form 10-K filed with the SEC, a copy of which is submitted herewith as Exhibit Q.

       57.    After October 12, 1990 Halmos was requested by
SafeCard to, and Halmos did, continue to perform services for SafeCard, and SafeCard continued to accept Halmos' performance of those services.

       58. The parties' 1989 Management Agreement, which resulted from the October 27, 1988 Board meeting and which extended until the 1990 Annual Meeting, was for a two-year term, ending at the second Annual Meeting after that Agreement was made. This was one in a series of Management Agreements entered into between SafeCard and HCI. With the exception of the parties' 1987 Management Agreement (Exhibit D to the original complaint herein, which was for a one-year term), prior to and in connection with the 1989 Management Agreement the parties' Management Agreements had historically been for approximately two- year terms ending at the second Annual meeting, renewed from time to time.

       59. SafeCard continued to request and to receive Halmos' services after October 12, 1990. SafeCard further stated in writing after October 12, 1990 that it and Halmos continued to perform pursuant to a renewed Management Agreement which incorporated the terms of the 1989 Management Agreement. Said writing by SafeCard included its 1991 Form 10-K filed by SafeCard with the SEC on or about December 1991, a copy of which is submitted as Exhibit R.

       60. By reason of the facts set forth above, there arose a written contract between the parties on the same terms as the 1989 Management Agreement, including its "incentive compensation" component, and for a like two-year period, namely from October 12, 1990 until the second Annual Meeting thereafter, which occurred on March 10, 1992. In the alternative, by reason of the facts set forth above there arose an implied contract between the parties on those same terms, the existence and terms of which SafeCard acknowledged and affirmed in writing, including in Exhibit R.

       61. In detrimental reliance thereon, Halmos and HPCC fully and duly performed their duties and services under the parties' contract from October 12, 1990 through March 10, 1992, including the provision by Halmos to SafeCard of numerous hours of Halmos' personal services on SafeCard's behalf.

       62. By reason of the facts set forth above, SafeCard was and is obligated to pay to each of Peter Halmos and Steve Halmos incentive compensation for their services for the period after October 12, 1990 in an amount equal to the rise in the market value of 1,950,000 shares of SafeCard common stock after October 12, 1990. Pursuant to said obligation, SafeCard paid such incentive compensation to Steven Halmos, but has not paid such to Peter Halmos.

       63. Despite repeated requests by Halmos, SafeCard has breached the terms of the contract described in this Count by failing and refusing to pay Halmos thereunder the incentive compensation described in the preceding paragraph to which he is entitled.

       64. SafeCard's breach of this contract has damaged Halmos in the amount of $13,893,750, the amount by which the value of 1,950,000 shares of SafeCard's stock has exceeded the value of those shares on October 12, 1990 (at the then-market price of $6 per share), together with interest thereon until the date of judgment.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard on this Count:

              a. Awarding Halmos judgment for $13,893,750, together with interest thereon to the date of judgment herein; and

              b. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.

                               Count IV

                         (For Breach Of Third
                        Contract For Incentive
            Compensation For The Period After March 1992)
            ---------------------------------------------

       65. Halmos incorporates by reference paragraphs 1-9, 43-47 & 52-62 above as though fully set forth herein.

       66. The 1989 Management Agreement between the parties referenced in the preceding Count expired on March 10, 1992, the date of SafeCard's 1992 Annual Meeting.

       67. After March 10, 1992 and until he was terminated by SafeCard on December 16, 1992, Halmos continued to perform services for SafeCard. SafeCard requested that he do so and continued to accept Halmos' performance of those services. SafeCard further stated in writing that the 1989 Management Agreement continued in force. Said writing by SafeCard included its Notice of Annual Meeting of Stockholders To Be Held April 8, 1993, a copy of which is submitted herewith as Exhibit H.

       68. By reason of the facts set forth above, there arose another written contract between the parties and the third-party beneficiaries on the same terms as the 1989 Management Agreement, including its "incentive compensation" component, and for a like period, namely from March 10, 1992 until the second Annual Meeting thereafter. In the alternative, by reason of the facts set forth above there arose an implied contract between the parties and the third- party beneficiaries on the same terms.

       69. In detrimental reliance thereon, Halmos and HPCC fully and duly performed their duties and services under this contract from March 10, 1992 until SafeCard terminated Halmos on December 16, 1992, including the provision by Halmos to SafeCard of numerous hours of Halmos' personal services on SafeCard's behalf.

       70. By reason of the facts set forth above, SafeCard was and is obligated to provide Halmos with incentive compensation for his services for the period after March 10, 1992 in an amount equal to the rise in the market price of 1,950,000 shares of SafeCard common stock from March 10, 1992.

       71. Despite repeated requests by Halmos, SafeCard has breached the terms of the contract described in this Count by failing and refusing to pay to Halmos thereunder the incentive compensation described in the preceding paragraph to which he is entitled thereunder.

       72. SafeCard's breach of this contract has damaged Halmos in an amount in excess of $6,337,500, the amount by which the value of 1,950,000 shares of SafeCard's stock has exceeded the value of those shares on March 10, 1992 (at the then-market price of $9-7/8 per share), together with interest thereon until the date of judgment.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard on this Count:

              a. Awarding Halmos judgment for an amount in excess of $6,337,500, together with interest thereon to the date of judgment herein; and

              b. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.

                               Count V

      (Alternative Count For Reformation Of Stock Option Agreement)
     -------------------------------------------------------------

       In the alternative to Count II, Halmos pleads as follows:

       73.    Halmos incorporates by reference paragraphs 1-9 &
43-50 above as though fully set forth herein.

       74. At the January 23, 1989 Board meeting, SafeCard did not implement any specific mechanisms to bring about the "incentive compensation" described in Count II above.


       75. In or about August 1989, SafeCard issued written options to Halmos keyed to the 1989 Management Agreement's term and vesting at various times until the end of the Agreement's term, to acquire 1,950,000 shares of SafeCard common stock at $5 1/8 per share, the January 25, 1989 closing price. The aforesaid written options are attached as Exhibit K to the original complaint herein.

       76. Pursuant to that written option agreement, Halmos' option may be exercised by paying for the option shares in stock, so that Halmos would as a result receive a net number of shares having a total value (the "economic equivalent") equal to the difference between the option shares' exercise price and their then-market value.

       77. SafeCard also agreed that the option agreement would not act as a limitation on Halmos' right pursuant to the agreement previously reached and confirmed in writing to receive the "economic equivalent" of the increase in value of 1,950,000 shares of SafeCard's stock as provided in the 1989 Management Agreement, including the right to require that SafeCard pay that "economic equivalent" in cash. Accordingly, Halmos added to the option agreement a handwritten paragraph to that effect. That paragraph provided that the terms of the 1989 Management Agreement would control over the stock option agreement. That written paragraph was agreed to and initialed in writing for SafeCard by W.M. Stalcup, SafeCard's President.

       78. Though SafeCard had agreed in writing at the January 23, 1989 Board meeting that SafeCard would retain a compensation consultant to review the terms of the 1989 Management Agreement and to assist in further memorializing the parties' agreement, SafeCard failed to do so. Drafts were prepared without benefit of the compensation consultant, but a further-memorialized version was not drafted by SafeCard counsel and therefore could not be formally signed.

       79. On or about November 25, 1992 Halmos exercised his stock options in accordance with their terms and requested SafeCard to pay the incentive compensation promised to him. In violation of the agreement confirmed in writing by SafeCard, SafeCard refused and failed to pay Halmos the incentive compensation promised.

       80. SafeCard also stated to Halmos, by and through SafeCard's counsel, that he was then unable to trade in SafeCard stock until SafeCard filed certain documents with the SEC. As SafeCard knew and intended, the effect of that warning was to frustrate Halmos from exercising his stock options in any manner other than payment by SafeCard of the "economic equivalent" incentive compensation promised to him in writing by SafeCard until, at the earliest, SafeCard filed those documents.

       81. SafeCard then arbitrarily and unilaterally terminated Halmos. SafeCard then purposely did not file the aforesaid public documents until more than 30 days after terminating Halmos, and then announced that Halmos' options had lapsed because they were not exercised within 30 days after his termination. Contrary to SafeCard's statement, however, Halmos had exercised his options prior thereto in accordance with their terms. In the alternative, to any extent those options were not exercised in accordance with their terms, it was because SafeCard's own conduct described above had frustrated that exercise.

       82. Halmos is entitled to the benefit of his bargain with SafeCard, including its "incentive compensation" component. If SafeCard is permitted to deprive him of that incentive compensation through the wrongful conduct described above, SafeCard will be unjustly enriched in the amount of that incentive compensation. By its conduct, SafeCard is estopped to deny that Halmos' options were properly exercised.

       83. Unless this Court enters judgment in favor of Halmos on Count II above, or alternatively enforces and/or reforms the parties' stock option agreement in conformity with its "economic equivalent" purpose described above and thereby to conform with the parties' agreement, Halmos will be wholly deprived of the benefit of that agreement and SafeCard will be unjustly enriched by the amount of the incentive compensation it promised to, but did not, pay to Halmos.

       84. Absent entry of a judgment in his favor on Count II above, Halmos has no adequate remedy at law. He cannot buy SafeCard shares on the open market at the "incentive compensation" option exercise price of $5.125 per share. Even were he able to do so, moreover, that would not give him his incentive compensation as promised.

       Wherefore, Halmos prays the Court for the entry of an alternative judgment to Count II in his favor and against SafeCard on this Count:

              a. Reforming Exhibit K to the original Complaint filed in this action so that its terms conform with its "economic equivalent" "incentive compensation" purpose and with the parties' agreement described in this Count and in Count II;

              b. Awarding Halmos judgment for $15,600,000, the net increase in the value of 1,950,000 shares of SafeCard common stock since January 25, 1989, together with interest thereon to the date of judgment herein; and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.

                                  Count VI

                  (Alternative Count For Breach Of Contract)
            ------------------------------------------
       In the alternative to Count II and the preceding Count, Halmos complains of SafeCard as follows:

       85. Halmos incorporates by reference paragraphs 1-9, 43-50 & 74-84 above as though fully set forth herein.

       86. SafeCard's conduct described above was a wilful and deliberate breach of their "incentive compensataion" agreement with Halmos and was designed to, and did, frustrate and prevent Halmos from obtaining the incentive compensation promised him due to SafeCard's improper termination of his rights.

       87. Pursuant to their terms, Halmos had the right to exercise options granted to him until the expiration of 30 days after proper termination of his relationship with SafeCard.

       88. January 15, 1993 was the thirtieth day after Halmos' termination by SafeCard. Had Halmos been issued his stock on that date pursuant to Exhibit K hereto, he would have received 1,950,000 shares of SafeCard common stock at a price of $5 1/8 per share. At that time, the market price of SafeCard's common stock was $10 1/8 per share, and it increased thereafter.

       89. SafeCard's breach of contract set forth in this Count deprived Halmos of, and damaged him in the amount of $15,600,000, profits to which he is entitled.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard on this Count:

              a.     Awarding Halmos an amount in excess of
$15,600,000, together with interest thereon to the date of judgment herein; and

              b. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                             Count VII

                  (Alternative Count For Conversion)
                  ----------------------------------

       In the alternative to Count II and the preceding two Counts, Halmos complains of SafeCard as follows:

       90. Halmos incorporates by reference paragraphs 1-9, 43-50, 74-84 & 86-89 above as though fully set forth herein.

       91. SafeCard's conduct described above was a wilful and deliberate breach of Halmos' rights set forth in Exhibit M, and was designed to, and did, prevent Halmos from exercising those rights.

       92. Halmos was the owner of the stock options and was entitled to immediate possession of the 1,950,000 shares of SafeCard stock represented by those options.

       93. SafeCard was in possession of the 1,950,000 shares of stock. By its actions, SafeCard engaged in an unauthorized and wrongful assumption of control, dominion, and ownership over Halmos' stock options and the 1,950,000 shares of SafeCard stock represented by those options, and unlawfully converted and disposed thereof.

       94. That property was then and there of the value of $15,600,000.

       95. As a direct result of the conversion set forth above, Halmos has been damaged in the amount of $15,600,000, together with interest thereon until the date of judgment.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard on this Count:

       a. Awarding Halmos judgment for $15,600,000, together with interest thereon to the date of judgment herein; and

       b. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                            Count VIII

                     (For Declaratory Judgment
                   Rescission, And Accounting Re
           CreditLine Agreement and Related Non-Compete)
           ---------------------------------------------

       Halmos and CLC complain of SafeCard as follows:

       96.    Halmos and CLC incorporate by reference paragraphs
1-9 above as though fully set forth herein.

       97. The written Management Agreements pursuant to which Peter Halmos provided services to SafeCard during the period of 1983 to March of 1987 (Exhibit C to the original Complaint herein), provide that,

     "HCI, Peter Halmos and Steven Halmos may each engage in other business activities provided (i) those activities are not rendered to a business which competes with the business of [SafeCard] as same exists at the time such activities commence and (ii) HCI, Peter Halmos and Steven Halmos in good faith discharge their responsibilities under this Agreement."

       98. The written Management Agreement pursuant to which Halmos provided services to SafeCard during the 1987 to 1988 period (Exhibit D to the original Complaint herein) again acknowledged that,

     "HCI, Peter Halmos and Steven Halmos may each engage in other business activities provided (i) those activities are not rendered to a business which directly or indirectly competes (as defined below) with the business of [SafeCard] as same exists at the time such activities commence. The term 'compete' ... means the sale and/or operation of services and products identical or substantially similar to those being sold and/or operated by [SafeCard]. HCI, Peter Halmos and Steven Halmos further agree to discharge in good faith their responsibilities under this Agreement."

       99. While this agreement was in force, in 1987 Halmos independently conceived and developed methods of providing "user-friendly" credit report information and related counseling and other services to consumers. At that same time, Halmos also organized LifeFax Corporation, which later became plaintiff CreditLine Corporation ("CLC"), to engage in that business. CLC is now owned by Halmos, his brother Steven, and their families.

       100. Later in 1987, Halmos proposed to SafeCard that they jointly form a new corporation to expand LifeFax's business.

       101.   A possible contract by Safecard with LifeFax and/or
Halmos was discussed at several SafeCard Board of Directors meetings durng 1988. These discussions included advice from SafeCard's counsel regarding "the doctrine of corporate opportunity" and "the fiduciary duty of the Board of Directors, and in particular of the independent Directors" (defendant Bacon and then-Director Nixon).

       102. When the credit bureau with which LifeFax had been dealing refused to honor its contract with LifeFax, no new jointly owned corporation was established with SafeCard and SafeCard made no investment in LifeFax.


       103. However, as a result of these same Board of Directors discussions, on November 1, 1988 SafeCard did enter into a written contract with Halmos concerning the credit report business (the "CreditLine Contract," a copy of which was submitted with the original Complaint herein as Exhibit E).

       104. The written CreditLine Contract states - in language drafted by SafeCard's counsel - that SafeCard's "Independent Board" (then Bacon and Nixon), "acting independently of Halmos and any relative of Halmos," had "made the business judgment that it is not in the best interests of SafeCard to enter into the Credit Card Report Business and has affirmatively declined to do so." However, the written CreditLine Contract also states that Bacon and Nixon had also "determined that it is in [SafeCard's] best interests" to agree with Halmos "to market the Credit Report Products and Services through certain credit card issuers." In addition, the written CreditLine Contract provides that all costs, and any profits, of doing so will be divided 50% to Halmos and 50% to SafeCard. The written CreditLine Contract provides for a term of one year, renewable annually.

       105. As contemplated by the written CreditLine Contract, Halmos assigned his rights and obligations under the written
CreditLine Contract to HCI. HCI in turn assigned its rights and obligations thereunder to plaintiff CLC.

       106.   After the execution of the written CreditLine
Contract in mid-1991, SafeCard initiated discussions with First
Financial Management Corporation ("FFMC"), looking to FFMC to purchase SafeCard at a price beneficial to SafeCard's shareholders.

       107. FFMC said that it would not proceed with these discussions unless Halmos participated in the discussions with FFMC on behalf of himself, CreditLine, and the Halmoses' other companies.

       108. During these discussions, FFMC sought assurance that SafeCard would be able to continue to market CreditLine products even if the written CreditLine Contract (which was only for renewable one-year terms) terminated.

       109.   Without consideration and solely in order to
facilitate the FFMC discussions for SafeCard's benefit, in January 1992 Halmos and CreditLine amended the written CreditLine Contract by:

              a. Granting SafeCard a perpetual interest to market CreditLine's products and services to the holders of credit cards issued by any card issuer with which SafeCard (i) was doing business at the time the CreditLine contract terminated and (ii) entered into an agreement to market CreditLine products or services before, or within three years after, the CreditLine agreement was terminated, and

              b. Agreeing that neither CreditLine nor Halmos would compete, nor license others to compete, with such marketing by SafeCard.

       110. Copies of this January 1992 amendment, and of a contemporaneous agreement confirming it (all drafted by SafeCard's counsel) were submitted with the original Complaint herein as Exhibits G and H.

       111. Halmos and CLC executed the January 1992 amendment to the written CreditLine Contract without consideration, solely for the purpose of facilitating, for SafeCard's benefit, the then-pending FFMC discussions.

       112. SafeCard was not inconvenienced or prejudiced in any way by this January 1992 amendment to the written CreditLine
Contract.

       113. The discussions between FMCC and SafeCard did not ultimately result in any agreement between FFMC and SafeCard.

       114. No consideration was given by SafeCard for the 1992 amendment to the written CreditLine Contract. That amendment should therefore be rescinded and/or declared unenforceable. Nothing of value flowed from SafeCard to CreditLine in exchange for CreditLine's agreement not to compete with SafeCard after the termination of the written CreditLine Contract. Further, SafeCard did not suffer any inconvenience or prejudice as a result of the execution of that 1992 amendment. The purpose of the amendment - the consummation of a sale of SafeCard to FFMC - was also frustrated, as SafeCard did not consummate a sale to FFMC.

       115. As is more fully stated above, the purported effect of the 1992 amendment to the written CreditLine Contract is to prohibit Halmos and CLC from competing with SafeCard with respect to the business of CLC even after termination of the CreditLine Contract. As is also more fully stated above, but for this 1992 amendment to the written CreditLine Contract, CLC and Halmos would be free to compete with SafeCard regarding the business of CLC after termination of the CreditLine contract.

       116. The 1992 amendment to the written CreditLine Contract should also be rescinded and/or declared void and unenforceable because it violates public policy. It is an overbroad restraint on competition, as it seeks to bar Halmos and CLC from competing with SafeCard after the written CreditLine Contract terminates as to customers who have not entered into any CLC-related marketing agreement with SafeCard prior to that termination.

       117. In short, the 1992 amendment to the written CreditLine Contract must be rescinded and/or declared unenforceable for three reasons: (1) failure of consideration; (2) frustration of purpose; and (3) violation of public policy as an overbroad restraint on competition.
       118. Pursuant to the written CreditLine Contract, CLC has the right to audit SafeCard's books and records pertaining to SafeCard's activities relating to that contract.

       119. CLC has repeatedly asked SafeCard to permit CLC to conduct such an audit. SafeCard has refused to do so.

       120. CLC believes that SafeCard has failed to disclose accurately to CLC the revenues and profits received by SafeCard pursuant to that written contract, and has failed to pay CLC's proper share of those revenues and profits to CLC.

       121. For the purpose of hindering Halmos and CLC from pursuing and exercising their rights to rescission and for an accounting and to seize CLC and its business for its own benefit without compensating Halmos or CLC, SafeCard has alleged the false claims that the CreditLine contract is "inherently unfair" to SafeCard, that it was entered into as a result of Halmos' "domination" of SafeCard, and that CLC is a SafeCard "corporate opportunity" Halmos usurped. These allegations are contained in a supposedly "authorized for filing" complaint provided to Halmos by SafeCard in April 1993, as well as in a Wyoming federal court lawsuit filed by SafeCard and now dismissed, and in a Wyoming state court lawsuit filed subsequent to the instant action. A copy of the Wyoming state court complaint is submitted herewith as Exhibit P. SafeCard's allegations are false.

       122. The written CreditLine Contract is fair to SafeCard and was properly approved by SafeCard's Independent Board.

       123. Steven Halmos, SafeCard's former CEO, so informed SafeCard's counsel on April 26, 1993 (Exhibit I to the original Complaint herein), stating that all dealings with "Halmos-related entities were in fact approved by the Board. Nobody held a gun to the Board members' heads . . . .  In addition, the Board had counsel both in the form of in-house and outside counsel."

       124. CLC is also not a corporate opportunity of SafeCard usurped by Halmos. As stated above in paragraphs 97-99 and as SafeCard has repeatedly admitted in written public filings, the agreements under which Halmos provided services to SafeCard during the period Halmos developed the credit report business explicitly preserved his right to develop new business "for his own account" and did not prohibit Halmos from competing with SafeCard after his relationship with SafeCard terminates.

       125. Thus, Halmos independently organized and developed CLC with no aid from SafeCard, and offered SafeCard the opportunity to be involved in CLC, which SafeCard's Independent Board, including Bacon, declined save for the marketing agreement.
       126. As Steven Halmos wrote to SafeCard on April 26, 1993, "I recall a meeting with the other Board members . . . at which Pete reviewed in detail the 'deal' proposed for CreditLine. I clearly believe that the Board understood the proposed arrangement and approved it . . . ."

       127. The original written CreditLine Contract was drafted by SafeCard's outside counsel, was duly considered, approved, and executed by SafeCard's non-Halmos Directors, including Bacon, after receiving counsel's advice, and was publicly disclosed and discussed in SafeCard's publicly-disseminated documents.
SafeCard's allegations to the contrary are false.

       128. There is an actual, present, and subsisting controversy between plaintiffs and SafeCard regarding whether the 1992 amendment to the written CreditLine contract is valid and enforceable in the future and regarding CLC's right to an accounting under the CreditLine contract.

       129. As a result of SafeCard's false allegations, CreditLine is being and will in the future be hindered in its ability to do business with entities other than SafeCard. Plaintiffs have no adequate remedy at law to enforce their ability fairly to compete with SafeCard in the future in the face of SafeCard's enjoining threats and the 1992 amendment to the written CreditLine Contract, or to enforce their right to an accounting in the face of SafeCard's control of the books and records relating to the CreditLine Contract, to which SafeCard refuses to permit plaintiffs access.

       Wherefore, CLC and Halmos pray the Court for the entry of judgment in their favor and against SafeCard:

              a. Declaring, after hearing, that for all future purposes CLC is the legitimate owner of all of the business and property of CLC and is entitled in the future to deal with such without interference from SafeCard, and that SafeCard has no valid future claim to own CLC or the business or property of CLC;

              b. Cancelling and rescinding the 1992 amendment to the written CreditLine Contract, and declaring that SafeCard has no future rights pursuant to that amendment and that CLC and Halmos has the right to compete with SafeCard in the future;

              c. Ordering SafeCard to account to CLC for, and to the extent not previously done to pay over to CLC its proper share of, all revenues and profits received by SafeCard pursuant to the CreditLine contract; and

              d.     Awarding CLC and Halmos their costs and
expenses of this suit and such other and further relief as is just and equitable.

                               Count IX

                      (For Declaratory Judgment
                   Re Alleged Conflict of Interest)
                   --------------------------------

       Plaintiffs complain of SafeCard and Bacon as follows:

       130. Plaintiffs incorporate by reference paragraphs 1-9 above as though fully set forth herein.

       131. On November 16, 1992, SafeCard's Board of Directors met in Chicago, Illinois and on November 17 and 18, 1992. SafeCard's outside counsel met with Halmos and C&F lawyers at C&F's offices in Chicago, for the purpose of reviewing Halmos' indemnification claims against SafeCard. (Halmos' indemnification claims are set forth in Count I herein). This led to further negotiations during 1992 and continuing into 1993 between SafeCard counsel on the one hand and C&F as Halmos's counsel on the other. Those negotiations included discussions related to Halmos' claims against Bacon for defamation, as described inter alia in Count X herein.

       132. On November 22, 1992, SafeCard's outside counsel sent a letter to Halmos formally waiving on behalf of SafeCard and Bacon any conflict of interest that might arise from C&F's representation of Halmos in those negotiations. This purported waiver, however, purported to be limited to negotiations.

       133. C&F and Halmos believe and have consistently asserted that C&F and Cherry have no conflict of interest that would prevent C&F or Cherry from representing Halmos or CLC against SafeCard or Bacon, including in litigation. The contentions of Cherry & Flynn and Halmos in this regard are set forth in detail in Halmos' opposition to defendants' motions to disqualify Latham & Watkins, previously filed herein, which is hereby incorporated by reference.

       134. SafeCard and Bacon assert that C&F and Cherry do have a conflict of interest that prevents C&F from representing Halmos or CLC against SafeCard or Bacon. The contentions of SafeCard and Bacon in this regard are set forth in detail in their motions to disqualify Latham & Watkins, previously filed herein, which is hereby incorporated by reference. For the reasons set forth in Halmos' opposition thereto, the assertion by Bacon and SafeCard of a conflict of interest is incorrect.

       135. Although this Court has denied motions by SafeCard and Bacon to disqualify Halmos' counsel Latham & Watkins, on grounds that also apply pursuant to principles of res judicata and collateral estoppel to C&F and Cherry, and although C&F has entered an appearance herein on behalf of plaintiffs against SafeCard and Bacon, SafeCard and Bacon continue to take the position that a conflict exists which prevents C&F from representing Halmos or CLC against SafeCard or Bacon, now and in the future.
       136. There is thus an actual, present, and subsisting controversy between plaintiffs and defendants. Plaintiffs wish Cherry and C&F to be able to appear for them and to represent them in the future not only in this but also in other litigation against SafeCard and Bacon, while SafeCard and Bacon continue to assert, despite this Court's denial of SafeCard's and Bacon's disqualification motions, that Cherry and C&F are disqualified from doing so.

       Wherefore, plaintiffs pray the Court for the entry of judgment in their favor and against SafeCard:

              a. Declaring, after hearing, that Cherry and C&F are not disqualified from representing Halmos or CreditLine in the future in claims against defendants, and that Cherry and C&F may appear for and on behalf of Halmos and CreditLine Corporation and represent them in the future in this and other actions.


                            Count X

                    (For Defamation Per Se)
                    -----------------------

       Plaintiff Halmos complains of defendants SafeCard and Bacon as follows:

       137. Halmos incorporates by reference paragraphs 1-9 above as though fully set forth herein.

Statements Complained Of
- ------------------------

       138. On or about December 16, 1992, defendant SafeCard abruptly and summarily terminated Halmos.

       139. On or about December 20, 1992, defendant Bacon, while in Illinois, made statements concerning Halmos to Kyle Pope, a Wall Street Journal reporter. Among the statements made by Bacon were the following:

              a. "Peter Halmos is trying to rob the SafeCard treasury;"

              b.     Halmos "is trying to steal 100 million"
dollars from SafeCard; and

              c.     Halmos was using SafeCard as his personal
"piggy bank," and Halmos "regarded the company [SafeCard] as his fiefdom."

       140. Bacon's statements to Pope described in paragraph 139 were made by Bacon on behalf of himself and SafeCard, and were made with the authority, approval, and knowledge of SafeCard.
Defamation Per Se
- -----------------

       141. On its face, each of Bacon's statements set forth in paragraph 139 was and is false.

       142. On its face, each of Bacon's statements set forth in paragraph 139 imputes to Halmos a want of integrity in the discharge by him of his duties on behalf of SafeCard.

       143. On its face, each of Bacon's statements set forth in paragraph 139 prejudices Halmos, and impute to him a lack of ability, in his trade, profession, and business. On its face, each of the statements of Bacon set forth in paragraph 139 imputes to Halmos the commission of a criminal offense.

       144. On their face, each of the statements by Bacon described in paragraph 139 accuse Halmos of engaging in unethical, immoral and criminal acts. Those statements were made to explain why Halmos was abruptly and summarily terminated by SafeCard.

       145. Each of the statements described in paragraph 139 above was and is false. By reason of the facts described in paragraphs 141-144, each of those statements was and is defamatory per se. Those statements are not susceptible to an innocent construction.

       146. The statements by Bacon did not concern an issue that would affect the general public or any appreciable segment thereof. The statements concerned only a private matter, namely SafeCard's termination of Halmos. SafeCard did not file an SEC form 8-K reporting Halmos' termination.

Not Protected Opinion
- ---------------------

       147. Each of the statements made by Bacon and described in paragraph 139 above purported to contain factual assertions regarding Halmos' acts and conduct. Each of those statements was capable of objective verification as true or false. Each such statement was made as a matter of fact by a person who held himself out as having, and with apparent credibility regarding, knowledge of the facts and authority to speak on behalf of SafeCard.

       148. By reason of the facts set forth in paragraph 147, none of the statements made by Bacon as described in paragraph 149 can be construed to be an opinion. Alternatively, by reason of those facts, any such statement which could in whole or in part be construed to be an opinion, which Halmos denies, is in the form of an opinion which implies the existence of undisclosed defamatory facts as the basis therefor and further implies that the speaker (Bacon) has knowledge of those undisclosed defamatory facts.



Actual Malice
- -------------

       149. At the time he made each of the statements described in paragraph 139 above, Bacon knew that each of those statements was false. At the very least, Bacon made each of those statements with reckless disregard of its falsity, despite a high degree of awareness of its probable falsity, and while entertaining serious doubts as to its truth. As a Director of SafeCard, at all material times Bacon had fully and ready access to the actual facts regarding the false statements.

       150. Just one month before he made the false statements described in paragraph 139 above, on November 9, 1992, Bacon stated in writing, voluntarily and without solicitation, that Halmos' "principles and dedication are the highest," and that "nothing will ever let me [Bacon] or my SafeCard team engage in any recriminations" against or regarding Halmos. A copy of that writing by Bacon is Exhibit A to the original Complaint herein.

       151. Bacon made the statements described in paragraph 139 above for the purpose and with the specific intent of injuring Peter Halmos personally and professionally, causing Peter Halmos physical, mental, and emotional pain, suffering, and injury, smearing his reputation for integrity and character, and subjecting him to public obloquy and to extreme anguish and distress.

       152. At the time Bacon made the statements described in paragraph 139 on behalf of himself and SafeCard, Bacon and SafeCard knew and intended that the hearer of the statements would believe that Halmos had been fired by SafeCard for highly improper and illegal acts and conduct.

       153. At the time Bacon made the statements described in paragraph 139 on behalf of himself and SafeCard, Bacon and SafeCard knew that the immediate hearer of those statements was a reporter for the Wall Street Journal and knew and intended that the statements would, directly or indirectly, cause the media, the general public and the business and financial community to believe that Halmos had been fired by SafeCard for highly improper and illegal acts and conduct.

       154.   By reason of the facts set forth in paragraphs
149-153 above, the statements described in paragraph 139, made by Bacon on behalf of both himself and SafeCard, were made with actual malice.

Damages
- -------

       155. As a result of Bacon's statements described in paragraph 139, on December 21, 1992, the Wall Street Journal -- one of the most widely read business publications in the United States, as SafeCard and Bacon knew at the time Bacon's statements were made
- --published an article based on and influenced by Bacon's false statements, and incorporating, inter alia, a part of Bacon's false statement described in paragraph 139(c). That article, which resulted from statements made by Bacon in Illinois, was published extensively throughout Illinois, including in Cook County.

       156. As a direct and proximate result of defendants' defamation described in this Count, Halmos has been damaged by smearing his character and reputation, and by impairing his ability to conduct a proxy fight and his ability to complete fairly and rightfully with SafeCard and otherwise to develop and pursue his lawful and proper business interests (including the raising of capital and the pursuit of litigation). Halmos has not yet fully ascertained the amount of the damage done to him by defendants' false statements, but is informed and believes, and accordingly alleges, that such damage exceeds the sum of $25,000,000.

       157. By reason of the intentional, deliberate, wilful, and malicious defamation described in this Count, which was undertaken for the improper purposes of injuring Halmos without regard to the truth and preventing Halmos from competing fairly with SafeCard, Halmos is entitled to an award of punitive damages.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against defendants, jointly and severally:

              a. Awarding Halmos compensatory damages against defendants in an amount to be proven at trial, but not less than $25,000,000.00;

              b. Awarding Halmos punitive damages against defendants and each of them in an amount to be set by the Court;
and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                               Count XI

               (Alternative Count For Defamation Per Quod)
               -------------------------------------------

       Plaintiff Halmos complains of defendants SafeCard and Bacon as follows:

       158. Halmos incorporates by reference paragraphs 1-9 above as though fully set forth herein.

Statements Complained Of
- ------------------------

       159. On or about December 16, 1992, defendant SafeCard abruptly and summarily terminated Halmos.

       160. On or about December 20, 1992, defendant Bacon, while in Illinois, made statements concerning Halmos to Kyle Pope, a Wall Street Journal reporter. Among the statements made by Bacon were the following:

              a. "Peter Halmos is trying to rob the SafeCard treasury;"

              b.     Halmos "is trying to steal 100 million"
dollars from SafeCard; and

              c.     Halmos was using SafeCard as his personal
"piggy bank," "regarded the company [SafeCard] as his fiefdom," and was "using SafeCard as a vehicle for his personal litigation."

Defamation Per Quod
- -------------------

       161. Each of the statements described in paragraph 160 was and is false.

       162. Each of the statements by Bacon described in paragraph 160 was made in the course and context of purportedly explaining to Kyle Pope, a reporter for the Wall Street Journal, why SafeCard had abruptly and summarily terminated Halmos. In their context, those statements accused Halmos of engaging in unethical, immoral, and criminal conduct.

       163. Because each of the statements by Bacon described in paragraph 160 was made in the course and context of explaining why Halmos was abruptly and summarily terminated by SafeCard, the natural and obvious meaning and implication from those statements (both individually and taken together) was that SafeCard fired Halmos for highly improper and illegal acts and conduct.

       164. As defendants knew and intended, the defamatory meaning of Bacon's statements described in paragraph 160, and the damage to Halmos caused by those false statements, were and are aggravated by the pre-existing damage to Halmos' reputation which Halmos suffered while performing duties for SafeCard and as a result of his association with SafeCard. As defendants knew and intended, Bacon's false statements described in paragraph 160 were and are defamatory in light of certain extrinsic facts, and appeared to confirm prior false statements concerning Halmos' character and integrity and caused it to appear that SafeCard had abruptly and summarily terminated him for the same or similar conduct and acts, in that, among other things:

              a. At the time of Bacon's defamatory statements, SafeCard had abruptly terminated its longstanding relationship with Halmos and was attempting to avoid its statutory, common-law, and contractual obligations to indemnify Halmos (who had provided SafeCard with evidence that his claims for indemnification could aggregate to over $100 million);

              b. At the time of Bacon's defamatory statements, Bacon and SafeCard -- aware that after its abrupt termination of Halmos, Halmos would undertake to raise capital for his private companies through the public markets in order that, among other things, he could then compete rightfully with SafeCard -- desired to find ways to prevent Halmos from raising such capital, and to that end, through Bacon's statements accusing Halmos of financial wrongdoing, specifically sought to disparage and did falsely disparage Halmos' character, conduct, and financial honesty as an executive of a publicly-held company;

              c. By means of Bacon's defamatory statements, Bacon and SafeCard sought to disparage and denigrate Halmos and subject him to public scorn and obloquy by re-raising, by implication, prior false allegations concerning Halmos. For example, Bacon's false statements that Halmos was using SafeCard for personal gain and "regarded the company as his fiefdom" and "is trying to steal 100 million" dollars were intended to and did raise the false implication that Halmos was a habitual financial criminal; in 1984 and again in 1989, Halmos had falsely been accused of using SafeCard for his personal financial gain in the form of insider trading, which allegations had been disproved at
the time.   Similarly, Bacon's false statements that Halmos was
using SafeCard as his "piggy bank" were intended to and did re-raise in the public eye, by implication, an IRS criminal investigation of Halmos which had been formally concluded and dropped without any charges against Halmos; and

              d. By reason of the foregoing, Bacon's false statements implied that Halmos was financially and personally untrustworthy, if not criminal, and imputed to Halmos a want of integrity in the discharge by him of his duties on behalf of SafeCard and a lack of ability in his trade, profession, or business activities.

       165. Each of the statements made by Bacon and described in paragraph 160 above purported to contain factual assertions regarding Halmos' acts and conduct. Each of those statements was capable of objective verification as true or false. Each such statement was made as a matter of fact by a person who held himself out as having, and with apparent credibility regarding, knowledge of the facts and authority to speak on behalf of SafeCard.

       166. By reason of the facts set forth in paragraph 165, none of the statements made by Bacon as described in paragraph 160 can be construed to be an opinion. Alternatively, by reason of those facts, any such statement which could in whole or in part be construed to be an opinion, which Halmos denies, is in the form of an opinion which implies the existence of undisclosed defamatory facts as the basis therefor and further implies that the speaker (Bacon) has knowledge of those undisclosed defamatory facts.


       167.   By reason of the facts described in paragraphs
161-166, each of Bacon's statements described in paragraph 160 was and is defamatory per quod. Those statements are not susceptible to an innocent construction.

       168. The statements by Bacon did not concern an issue that would affect the general public or any appreciable segment thereof. The statements concerned only a private matter, namely SafeCard's termination of Halmos. SafeCard did not file an SEC form 8-K reporting Halmos' termination.

Actual Malice
- -------------

       169. At the time he made each of the statements described in paragraph 160 above, Bacon knew that each of those statements was false. At the very least, Bacon made each of those statements with reckless disregard of its falsity, despite a high degree of awareness of its probable falsity, and while entertaining serious doubts as to its truth. As a Director of SafeCard, at all material times Bacon had full and ready access to the actual facts regarding the false statements.

       170. Just one month before he made the false statements described in paragraph 160 above, on November 9, 1992, Bacon stated in writing, voluntarily and without solicitation, that Halmos' "principles and dedication are the highest," and that "nothing will ever let me [Bacon] or my SafeCard team engage in any recriminations" against or regarding Halmos. A copy of that writing by Bacon is Exhibit A to the original Complaint herein.

       171. Bacon made the statements described in paragraph 160 above for the purpose and with the specific intent of injuring Peter Halmos personally and professionally, causing Peter Halmos physical, mental, and emotional pain, suffering, and injury, smearing his reputation for integrity and character, and subjecting him to public obloquy and to extreme anguish and distress.

       172. At the time Bacon made the statements described in paragraph 160 on behalf of himself and SafeCard, Bacon and SafeCard knew and intended that the hearer of the statements would believe that Halmos had been fired by SafeCard for highly improper and illegal acts and conduct.

       173. At the time Bacon made the statements described in paragraph 160 on behalf of himself and SafeCard, Bacon and SafeCard knew that the immediate hearer of those statements was a reporter for the Wall Street Journal and knew and intended that the statements would, directly or indirectly, cause the media, the general public and the business and financial community to believe that Halmos had been fired by SafeCard for highly improper and illegal acts and conduct.


       174.   By reason of the facts set forth in paragraphs
169-173 above, the statements described in paragraph 160, made by Bacon on behalf of both himself and SafeCard, were made with actual malice.

Damages
- -------

       175. As a result of Bacon's statements described in paragraph 160, on December 21, 1992 the Wall Street Journal -- one of the most widely read business publications in the United States, as SafeCard and Bacon knew at the time Bacon's statements were made
- --published an article based on and influenced by Bacon's false statements, and incorporating, inter alia, part of Bacon's false statements described in paragraph 160(c). That article, which resulted from statements made by Bacon in Illinois, was published extensively throughout Illinois, including in Cook County.

       176. Halmos desires to conduct a proxy fight for control of SafeCard. As a result of defendants' defamation described above, Halmos has suffered special damages in the form of impairment and prevention of his ability to conduct his desired proxy fight for control of SafeCard.

       177. Defendants knew that it was likely that Halmos would conduct such a proxy fight after defendants summarily and abruptly terminated Halmos, and defendants intended that their defamation would have the damaging effect described in paragraph 176.

       178. Halmos further desires to raise capital to form a public company to engage in businesses analogous to, and some of which would be competitive with, some of the businesses of SafeCard. As a result of defendants' defamation described above, Halmos has suffered special damages in the form of impairment and prevention of his ability to raise capital to form that public company.

       179. Defendants knew that it was likely that Halmos would form one or more such public companies after SafeCard abruptly terminated him, and defendants intended that their defamation would have the damaging effect described in paragraph 178.

       180. As a direct and proximate result of defendants' defamation described in this Count, Halmos has been damaged by smearing his character and reputation, and by impairing his ability to conduct a proxy fight and his ability to compete fairly and rightfully with SafeCard and otherwise to develop and pursue his lawful and proper business interests (including the raising of capital and the pursuit of litigation). Halmos has not yet fully ascertained the amount of the damage done to him by defendants' false statements, but is informed and believes, and accordingly alleges, that such damage exceeds the sum of $25,000,000.



       181. By reason of the intentional, deliberate, wilful, and malicious defamation described in this Count, which was undertaken for the improper purposes of injuring Halmos without regard to the truth and of preventing Halmos from competing fairly with SafeCard, Halmos is entitled to an award of punitive damages.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against defendants, jointly and severally:

              a. Awarding Halmos compensatory damages against defendants in an amount to be proven at trial, but not less than $25,000,000.00;

              b. Awarding Halmos punitive damages against defendants and each of them in an amount to be set by the Court;
and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                             Count XII

                  (False Light Invasion Of Privacy)
                  ---------------------------------


       Plaintiff Halmos complains of defendants SafeCard and Bacon as follows:

       182. Halmos incorporated by reference paragraphs 1-9 above as though fully set forth herein.

Defendants' False Light Conduct
- -------------------------------

       183. On or about December 16, 1992, defendant SafeCard abruptly and summarily terminated Halmos.

       184. On or about December 20, 1992, defendant Bacon, while in Illinois, made statements concerning Halmos to Kyle Pope, a Wall Street Journal reporter. Among the statements made by Bacon were the following:

              a. "Peter Halmos is trying to rob the SafeCard treasury;"

              b.     Halmos "is trying to steal 100 million"
dollars from SafeCard; and

              c.     Halmos was using SafeCard as his personal
"piggy bank," "regarded the company [SafeCard] as his fiefdom," and was "using SafeCard as a vehicle for his personal litigation."

       185. Bacon's statements to Pope described in paragraph 184 were made by Bacon on behalf of himself and SafeCard, and were made with the authority, approval, and knowledge of SafeCard. Bacon was not forced or coerced to make those statements; they were entirely voluntary on his part.

       186. As a result of Bacon's statements described in paragraph 184, on December 21, 1992 the Wall Street Journal -- one of the most widely read business publications in the United States, as SafeCard and Bacon knew at the time Bacon's statements were made
- --published an article based on an influenced by Bacon's false statements, and incorporating certain of Bacon's false statements described in paragraph 184. That article, which resulted from statements made by Bacon in Illinois, was published extensively throughout Illinois, including in Cook County.

       187. Each of Bacon's statements described in paragraph 184 was and is false. Those statements are not capable of an innocent construction.

       188. As a result of Bacon's voluntary statements described in paragraph 184. Halmos was placed in a false light before the public.

Offensive To A Reasonable Person
- --------------------------------

       189. Each of the statements by Bacon described in paragraph 184 was made in the course and context of purportedly explaining to Kyle Pope, a reporter for the Wall Street Journal, why SafeCard had abruptly and summarily terminated Halmos. In their context, those statements accused Halmos of being unethical and immoral, of engaging in unethical, immoral, and illegal conduct, and of wrongfully and unlawfully causing SafeCard to pay for personal lawsuits filed by Halmos for his personal benefit.

       190. Because each of the statements by Bacon described in paragraph 184 was made in the course and context of explaining why Halmos was abruptly and summarily terminated by SafeCard, the natural and obvious meaning and implication from those statements (both individually and taken together) was that SafeCard filed Halmos for highly improper and illegal acts and conduct.

       191. For the reasons stated in paragraphs 189 and 190, the false light in which Halmos was placed by defendants' false statements would be highly offensive in a reasonable person. The defendants knew, at the time of Bacon's statements described in paragraph 184, that Halmos, as a reasonable man, would be justified in the eyes of the community in feeling seriously offended and aggrieved by the publicizing of defendants' false statements. The defendants specifically intended that Halmos should and would, as in fact he did, feel seriously offended and aggrieved by the false publicity to which he was exposed by Bacon's gratuitous and unnecessary false statements.



       192. The statements by Bacon did not concern an issue that would affect the general public or any appreciable segment thereof. The statements concerned only a private matter, namely SafeCard's termination of Halmos. SafeCard did not file an SEC form 8-K reporting Halmos' termination.

Actual Malice
- -------------

       193. At the time he made each of the statements described in paragraph 184 above, Bacon knew that each of those statements was false. At the very least, Bacon made each of those statements with reckless disregard of its falsity, despite a high degree of awareness of its probable falsity, and while entertaining serious doubts as to its truth. As a Director of SafeCard, at all material times Bacon had full and ready access to the actual facts regarding the false statements.

       194. Just one month before he made the false statements described in paragraph 184 above, on November 9, 1992, Bacon stated in writing, voluntarily and without solicitation, that Halmos' "principles and dedication are the highest," and that "nothing will ever let me [Bacon] or my SafeCard team engage in any recriminations" against or regarding Halmos. A copy of that writing by Bacon is Exhibit A to the original Complaint herein.

       195. Bacon made the statements described in paragraph 184 above for the purpose and with the specific intent of injuring Peter Halmos personally and professionally, causing Peter Halmos physical, mental, and emotional pain, suffering, and injury, smearing his reputation for integrity and character, and subjecting him to public obloquy and to extreme anguish and distress.

       196. At the time Bacon made the statements described in paragraph 184 on behalf of himself and SafeCard, Bacon and SafeCard knew and intended that the hearer of the statements would believe that Halmos had been fired by SafeCard for highly improper and illegal acts and conduct.

       197. At the time Bacon made the statements described in paragraph 184 on behalf of himself and SafeCard, Bacon and SafeCard knew that the immediate hearer of those statements was a reporter for the Wall Street Journal and knew and intended that the statements would, directly or indirectly, cause the media, the general public and the business and financial community to believe that Halmos had been fired by SafeCard for highly improper and illegal acts and conduct.

       198.   By reason of the facts set forth in paragraphs
193-197 above, the statements described in paragraph 184, made by Bacon on behalf of both himself and SafeCard, were made with actual malice.

Damages
- -------

       199. As a result of Bacon's statements described in paragraph 184, on December 21, 1992, the Wall Street Journal -- one of the most widely read business publications in the United States, as SafeCard and Bacon knew at the time Bacon's statements were made
- --published an article based on an influenced by Bacon's false statements, and incorporating certain of Bacon's false statements described in paragraph 184. That article, which resulted from statements made by Bacon in Illinois, was published extensively throughout Illinois, including in Cook County.

       200. Halmos desires to conduct a proxy fight for control of SafeCard. As a result of defendants' wrongful conduct and false statements described in this Count, Halmos has suffered special damages in the form of impairment and prevention of his ability to conduct his desired proxy fight for control of SafeCard.

       201. Defendants knew that it was likely that Halmos would conduct such a proxy fight after defendants summarily and abruptly terminated Halmos, and defendants intended that their wrongful conduct and false statements described in this Count would have the damaging effect described in paragraph 200.

       202. Halmos further desires to raise capital to form a public company to engage in businesses analogous to, and some of which would be competitive with, some of the businesses of SafeCard. As a result of defendants' wrongful conduct and false statements described in this Count, Halmos has suffered special damages in the form of impairment and prevention of his ability to raise capital to form that public company.

       203. Defendants knew that it was likely that Halmos would form one or more such public companies after SafeCard summarily and abruptly terminated him, and defendants intended that their wrongful conduct and false statements described in this Count would have the damaging effect described in paragraph 202.

       204. As a direct and proximate result of defendant's wrongful conduct and false statements described in this Count, Halmos has been damaged by smearing his character and reputation, and by impairing his ability to conduct a proxy fight and his ability to compete fairly and rightfully with SafeCard and otherwise to develop and pursue his lawful and proper business interests (including the raising of capital and the pursuit of litigation). Halmos has not yet fully ascertained the amount of the damage done to him by defendants' false statements, but is informed and believes, and accordingly alleges, that such damage exceeds the sum of $25,000,000.

       205. By reason of defendants' intentional, deliberate, wilful, and malicious wrongful conduct and false statements described in this Count, which were undertaken for the improper purposes of injuring Halmos without regard to the truth and preventing Halmos from competing fairly with SafeCard, Halmos is entitled to an award of punitive damages.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against defendants, jointly and severally:

              a. Awarding Halmos compensatory damages against defendants in an amount to be proven at trial, but not less than $25,000,000.00;

              b. Awarding Halmos punitive damages against defendants and each of them in an amount to be set by the Court;
and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                               Count XIII

         (For Breach Of Contract For Payment Of Attorneys Fees)
      ------------------------------------------------------

       C&F, Myron M. Cherry, P.C., Cherry, and Halmos complain of
SafeCard as follows:

       206. C&F, Myron M. Cherry, P.C., Cherry and Halmos incorporate by reference paragraphs 1-9 above as though fully set forth herein..

       207. In 1992, Halmos and SafeCard decided to bring appropriate actions by each against the Internal Revenue Service and its agents for wrongful conduct, including, among other things, abuse of process and illegal searches and seizures, Halmos at his own expense (but subject to indemnification per SafeCard's promises and obligations), had discovered the evidence of the wrongdoing.

       208. Halmos and SafeCard met with their respective counsel in 1992 and agreed upon a joint plan to cooperate and develop parallel lawsuits by each, involving many common issues of fact and law, and to cooperate in completing their preparation and filing by October of 1992, a limitations period for said lawsuit which was less than one year away. SafeCard agreed with Halmos and with C&F that it would pay that portion of the fees of C&F incurred during 1992 in pursuit of this cooperation which benefitted SafeCard.

       209. In reliance upon this agreement, C&F thereupon performed services during 1992 which benefitted SafeCard, related to the development and filing of those parallel claims. Because SafeCard and its counsel failed to perform all of the work SafeCard had agreed to undertake in the matter, C&F also performed some of SafeCard's work in order to ensure that the lawsuits would be filed by October 1992. SafeCard agreed with Halmos and C&F that SafeCard would pay for that additional work by C&F as well, which work would be completed by October 1992. In reliance upon this further agreement, C&F performed this additional work. These services and work were performed in Chicago, Illinois. On October 9, 1992, both Halmos and SafeCard filed lawsuits and Federal Tort Claims Act claims against the United States and its IRS agents. C&F is entitled, pursuant to the agreement described in paragraph 208 above, to reimbursement by SafeCard of a portion of its fees for its services, in the amount of $30,000.

       210. C&F billed SafeCard $30,000, representing a portion of fees for its work relating to these matters. This bill was mailed from Chicago, Illinois. C&F billed Halmos for the remaining portion of its work relating to these matters.

       211.   SafeCard refused to pay C&F any part of the $30,000.

       212. Because C&F performed the services described above, and because they relate to Halmos' pending claims against the United States and its agents, if SafeCard does not pay those fees Halmos may be required to reimburse C&F for those fees, with Halmos ultimately entitled to look to SafeCard for reimbursement per SafeCard's indemnification promises and obligations.

       Wherefore, C&F, Myron M. Cherry, P.C., Cherry and Halmos pray the Court for the entry of judgment in their favor and against defendant SafeCard:

       a. Awarding C&F the sum of $30,000 against SafeCard (the amount of C&F's fees incurred and billed); and

       b.     Awarding C&F, Myron M. Cherry, P.C., Cherry and
Halmos their costs and expenses of this suit and such other and further relief as is just and equitable.


                              Count XIV

                           (Quantum Meruit)
                           ----------------

       C&F, Myron M. Cherry, P.C., Cherry and Halmos complain of
SafeCard as follows:

       213. C&F, Myron M. Cherry, P.C., Cherry and Halmos incorporate by reference paragraphs 1-9 & 206-212 above as though fully set forth herein.

       214. C&F's services were performed for the benefit of, and did benefit, SafeCard. Cherry & Flynn's services were performed with the knowledge and approval of SafeCard, and with the expectation that SafeCard would reimburse C&F for the reasonable value therefor. That expectation was reasonable.

       215. C&F is entitled to fees from SafeCard for these services pursuant to quantum meruit. The reasonable value of those fees and services to SafeCard is $30,000.

       Wherefore, C&F, Myron M. Cherry, P.C., Cherry and Halmos pray the Court for the entry of judgment in their favor and against defendant SafeCard:

              a.     Awarding C&F the sum of $30,000 against
SafeCard (the amount of C&F's fees incurred and billed); and

              b. Awarding C&F, Myron M. Cherry, P.C, Cherry and Halmos their costs and expenses of this suit and such other and further relief as is just and equitable.


                             Count XV

               (For Conversion Of 396,886-Share Stock
            Certificate And The Shares Relating Thereto)
            --------------------------------------------

       216.   Halmos complains of SafeCard and Bacon as follows:

       217. Halmos incorporates by reference paragraphs 1-9 above as though fully set forth herein.

       218. During 1987 SafeCard, acting through Bacon and its other non-Halmos Director Richard W. Nixon, since deceased, decided to acquire certain assets from Steven Halmos, the brother of plaintiff Halmos. Five days before a scheduled meeting of SafeCard's Board, Steven Halmos, acting as SafeCard's Chief
Executive Officer (and a Director) and with the informal authorization of Bacon and Nixon, caused SafeCard to pay HCI $2 million as part of the purchase price for those assets.

       219. On the advice of SafeCard's counsel, and in order fully to protect SafeCard until its Board formally authorized that payment, Halmos and Steven Halmos caused HCI to deliver a $2 million demand note to SafeCard. To secure that note, Halmos delivered to SafeCard a certificate for 396,886 shares of SafeCard stock owned by him, which at all relevant times was worth more than $8 million.

       220. On August 20, 1987, the date of the pledge and transfer to SafeCard of Halmos' 396,886 shares of SafeCard stock as described above, SafeCard's stock was trading at from $20 1/2 to $21 1/2 per share on the open market. Throughout the period from August
20, 1987 through August 25, 1987 the SafeCard stock pledged to
SafeCard by plaintiff Halmos was wroth at least $8,136,163, and as much as $8,830,713.50, on the open market.



       221. At a meeting of SafeCard's Board of Directors on August 25, 1987, in Chicago, Illinois, SafeCard's Board, acting through its non-Halmos Directors Bacon and Nixon, formally approved and ratified the payment to HCI described above. As a result, the HCI demand note described above was cancelled and returned to HCI.

       222. Plaintiff Halmos' 396,886-share stock certificate given to SafeCard to secure that note was not then returned to Halmos. SafeCard's personnel told Halmos that they were looking for that stock certificate in order to return it to Halmos, but had not yet been able to locate it. SafeCard's personnel stated to Halmos that they would return it to Halmos when it was located or, should Halmos need it before it was located, they would issue to him a replacement certificate for those 396,886 shares.

       223. At all times prior to about April 1993, SafeCard conceded that the stock certificate and the shares represented thereby belonged to and were the property of Halmos. At all times prior to about April 1993, SafeCard carried the 396,886 shares represented by the certificate on its books as registered to Halmos. SafeCard never asserted any ownership claim over the certificate or the shares until about April 1993.

       224. In April 1993, in a supposedly "authorized for filing" complaint delivered to Halmos and others, SafeCard and Bacon for the first time contended that Halmos was not entitled to return of the stock certificate and the shares represented thereby. In that April 1993 "authorized for filing" complaint, SafeCard and Bacon contended for the first time that Halmos had improperly caused SafeCard to make the $2 million payment described above, and wrongfully reneged on the $2 million HCI note described above, and had caused SafeCard to "shred" said Note, and that SafeCard was therefore entitled to retain the certificate.

       225. Halmos demanded the return of that certificate. In response, Defendants refused that demand and are using those April 1993 allegations, which are wholly false and which defendants know to be wholly false, to deprive Halmos of his stock certificate and 396,886 shares of SafeCard stock represented thereby.

       226. Halmos has a present, absolute, and unconditional right to the immediate possession of the 396,886 shares of SafeCard stock, and the stock certificate for those shares. Defendants are now engaged in an unauthorized and wrongful assumption and control, dominion, and ownership over the stock certificate and the 396,886 shares. Defendants' conduct constitutes a conversion of Halmos' stock certificate and his 396,886 shares of stock. That conversion occurred on or about April 1993, when SafeCard first asserted a right to dominion, ownership, and control over the stock certificate and the shares represented thereby.

       227. From August 25, 1987 until the present, the highest intervening value of SafeCard common stock was $22.50 per share on August 27 and 28, 1987. At the close of business on November 26,
1993, the value of SafeCard common stock was 12 1/4.

       228. As a direct result of SafeCard's wrongful conduct set forth above, Halmos has been damaged in an amount between $4,861,854 and $8,929,935.00.

       229. Defendant Bacon had actual knowledge of the accuracy of the facts set forth in this Count. Despite having knowledge that the certificate and shares were the rightful property of Halmos, on or about March 1993 Bacon orally urged, encouraged and caused SafeCard to refuse to return the certificate and shares to Halmos, despite Halmos' right thereto. Bacon thereby substantially assisted and participated in, and aided and abetted in SafeCard's wrongful and inequitable conversion of the stock certificate and shares. Bacon did so willfully, without regard for the truth, to unjustly enrich SafeCard thereby, and for the improper purpose of injuring Halmos.

       230. By reason of the deliberate, wilful, and malicious conduct described in this Count, which was undertaken for the purpose and with the intent of injuring Halmos, depriving him of his SafeCard stock, and unjustly enriching SafeCard without regard to the truth, Halmos is entitled to an award of punitive damages.

       231. By their conduct and representations, defendants fraudulently concealed from Halmos the cause of action alleged in this Count until on or about April 1993. SafeCard did not claim to have any right to the share certificate or the shares represented thereby prior to about 1993. Instead, SafeCard represented to Halmos prior to that time that the certificate and shares belonged to Halmos and that the certificate would be returned to Halmos when found, or a new one issued. By this conduct and these representations, defendants caused Halmos to believe that it was unnecessary for him to take any action. Halmos first discovered he had the cause of action alleged in this Count on or about April 1993, and he commended this action immediately thereafter, well within five years of that discovery.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard and Bacon on this Count, jointly and severally:

              a. Awarding Halmos compensatory damages against defendants in the amount between $4,861,854 and $8,929,935.00, together with interest thereon until the entry of judgment herein;

              b. Awarding Halmos punitive damages against defendants and each of them in an amount to be set by the Court;
and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                                Count XVI

                          (Wrongful Termination)
                          ----------------------

       232. Halmos incorporates by reference paragraphs 1-9, 52-62 & 66-69 above as though fully set forth herein.

       233. Halmos provided his services to SafeCard pursuant to Management Agreements between SafeCard and High Plains Capital Corporation ("HPCC"), then known as Halmos & Company, Inc. ("HCI"), an entity owned 50% by Halmos. SafeCard was aware at all times that Halmos was an intended third-party beneficiary of all such Management Agreements.

       234. In March 1988 the then-effective written Management Agreement expired. Halmos informed SafeCard that the Management Agreement would not be renewed as to him and as of March 15, 1988 Halmos caused HCI to cease accepting any compensation from SafeCard attributable to him.

       235. During meetings in July and October 1988, SafeCard's Board of Directors importuned Halmos to reconsider his decision to disengage from SafeCard and asked him to resume an active day-to-day supervisory management role in SafeCard's affairs.

       236. After extensive discussion, in January 1989 Halmos and SafeCard reached an agreement, which agreement SafeCard acknowledged in writing, that future services of Halmos would be provided to SafeCard pursuant to an agreement (hereinafter the "1989 Management Agreement") that SafeCard simultaneously made and entered into for good and valuable consideration with Halmos and Company, Inc. ("HCI"), subsequently known as High Plains Capital Corporation ("HPCC"), a corporation owned by Halmos and his brother Steven.

       237. On or about January 1989, SafeCard stated in writing that it had entered into that 1989 Management Agreement. In that writing, a copy of which is submitted herewith as Exhibit O, SafeCard stated in writing that:

          In January 1989, the Board of Directors and HCI reached a verbal agreement on the substantive terms of a new management agreement. The agreement expires in 1990 . . . . The agreement provides for an incentive compensation component which will be designed to compensate each of Peter and Steven J. Halmos by the economic equivalent of the increase, if any, in the fair market value of 1.95 million unissued shares of Company common stock subsequent to January 25, 1989. The agreement also provides for indemnification to the maximum extent permitted by law.

       238. The 1989 Management Agreement with HCI was entered into by SafeCard for the benefit inter alia of Halmos, as well as SafeCard and HCI. Halmos was a party thereto. In the alternative, Halmos was a direct and an intended third-party beneficiary thereof and was expressly identified as such therein. Halmos and HCI did all that was required of them pursuant to the agreement, whereupon Halmos became and was entitled to the benefits of the contract in his behalf made.

       239. By its terms, and as SafeCard stated in writing, the 1989 Management Agreement between the parties expired on October 12, 1990, the date of SafeCard's 1990 Annual Meeting. One such written statement by SafeCard is contained in SafeCard's 1989 Form 10-K filed with the SEC, a copy of which is submitted herewith as Exhibit Q.

       240. After October 12, 1990 Halmos was requested by SafeCard to, and Halmos did, continue to perform services for SafeCard, and SafeCard continued to accept Halmos' performance of those services. SafeCard further stated in writing after October 12, 1990 that the 1989 Management Agreement continued in force. Said writing by SafeCard included its 1991 Form 10-K filed by SafeCard with the SEC on or about December 1991, a copy of which is submitted herewith as Exhibit R. Said writing by SafeCard further included its Notice of Annual Meeting of Stockholders To Be Held April 8, 1993, a copy of which is attached hereto as Exhibit S.

       241. By reason of the facts set forth above, after October 12, 1990 there arose further written Management Agreement contracts between the parties on the same terms as the 1989 Management Agreement. In the alternative, by reason of the facts set forth above, there arose further implied Management Agreement contracts between the parties on the same terms as the 1989 Management Agreement. These contracts were entered into by SafeCard for the benefit inter alia of Halmos.

       242. In detrimental reliance thereon, Halmos and HPCC fully and duly performed their duties and services under the parties' contracts from October 12, 1990 through December 16, 1992, including the provision by Halmos to SafeCard of numerous hours of Halmos' personal services on SafeCard's behalf.

       243. Pursuant to the agreement of the parties, and as stated by SafeCard in writing, SafeCard was not entitled to terminate Halmos except for good cause, which is defined as Halmos' conviction of a non-trivial criminal offense. SafeCard stated as follows in writing in its Minutes of the Board of Directors' meeting for January 23, 1989, a copy of which is attached to the original complaint herein as Exhibit U:


          The term [of the 1989 Management Agreement] will be until the 1990 stockholders meeting. There will be a right to discharge in the event of conviction of a non-trivial criminal offense and a right to resign in the event of a change in control.

       244. Although SafeCard has contended otherwise, Halmos never agreed to a modification of this termination provision of the agreement with SafeCard pursuant to which he provided services with SafeCard. This termination provision was still in effect on December 15, 1992. Halmos has not been convicted of (nor charged with) any such criminal offense.

       245. On December 15, 1992 defendants summarily terminated Halmos, in violation of the agreements by SafeCard to which Halmos was an intended third-party beneficiary.

       246. SafeCard's conduct in summarily terminating Halmos was undertaken wilfully, with actual malice, for the purpose of injuring Halmos, for the purpose of wrongfully depriving him of the benefit of SafeCard's promises and obligations to him, for the purpose of preventing him from fairly and rightfully competing with SafeCard (as defendants have repeatedly acknowledged is his right after disengaging from SafeCard), and in order that SafeCard might unjustly enrich itself at his expense.

       247. SafeCard's conduct in summarily terminating Halmos was undertaken with the deliberate and malicious intent of injuring Halmos, smearing his reputation for integrity and character, and subjecting him to public obloquy and extreme anguish and distress.

       248. As SafeCard knew and intended, these injuries to Halmos were and are aggravated by the pre-existing damage to Halmos' reputation which Halmos suffered while performing duties for SafeCard and as a result of his association with SafeCard.

       249. As a direct and proximate result of SafeCard's wrongful conduct described in this Count, Halmos has been damaged in an amount which cannot yet be precisely ascertained but which Halmos is informed and believes, and therefore alleges, exceeds the sum of $25,000,000.

       250. By reason of the deliberate, wilful, and malicious conduct described in this Count, which was undertaken for the purpose and with the intent of injuring Halmos without regard to the truth or his legal rights, and unjustly enriching SafeCard, Halmos is entitled to an award of punitive damages.

       Wherefore, Halmos prays the Court for the entry of judgment in his favor and against SafeCard:

              a. Awarding Halmos compensatory damages against defendants in an amount to be proven at trial, but not less than $25,000,000;

              b. Awarding Halmos punitive damages against defendants and each of them in an amount to be set by the Court;
and

              c. Awarding Halmos his costs and expenses of this suit and such other and further relief as is just and equitable.


                              Count XVII

                         (Unjust Enrichment)
                         -------------------

       251. Halmos incorporates by reference paragraphs 43-89 above as though fully set forth herein.

       252.   As set forth in paragraphs 44-46, 52-62, 66-71, 74-84
& 86-89 above, the parties had an agreement pursuant to which Halmos performed personal services for SafeCard.

       253. Halmos duly and fully performed his obligations under the parties' agreement. SafeCard, however, for its part refused to provide Halmos the compensation that SafeCard had promised to Halmos, and SafeCard was unjustly enriched by having obtained Halmos' services without providing appropriate compensation therefor.

       254. Halmos was damaged thereby and SafeCard was unjustly enriched thereby.

       Wherefore, Halmos prays the Court for the entry of judgment against Defendant SafeCard on this Count:

              a. Awarding Hamos damages in an amount to be proved at trial but no less than $35,831,250; and

              b. Awarding Halmos his costs, attorneys' fees and expenses of this suit and such other and further relief as is just and equitable.

CONCLUSION

       Wherefore, plaintiffs pray that the Court award them relief as prayed for in each of the Counts set forth above.

       Plaintiffs demand trial by jury on all issues so triable.

                                     Peter Halmos, Cherry & Flynn,
                                     Myron M. Cherry, p.c., Myron
                                     M. Cherry, and Creditline
                                     Corporation, Plaintiffs

                                     By:  Latham & Watkins



                                     By:    /s/
                                        -----------------------
                                        One of Their Attorneys


Latham & Watkins                     Edward T. Joyce, Esq.
Firm ID No. 11705                    Atty. ID No. 20135
5800 Sears Tower                     One North Franklin Street,
Chicago, Illinois 60606              Suite 2300
                                     Chicago, Illinois 60606
(312) 876-7700                       (312) 641-2600
James G. Hunter, Jr., Esq.           Additional Counsel for
Nancy Scheurwater Hunter, Esq.       Plaintiffs
Christopher J. Peters, Esq.          Cherry & Flynn, Myron M.
Carrie L. DeValk, Esq.               Cherry, P.C., and Myron M.
                                     Cherry

Cherry & Flynn
Firm ID No. 91229
30 North LaSalle Street, Suite 2300
Chicago, Illinois  60602
(312) 372-2100
Myron M. Cherry, P.C.
Jeffrey M. Wagner, Esq.
Counsel for Plaintiffs